EXHIBIT 23

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Consent of Independent Registered Public Accounting Firm

The Board of Directors

LaBarge, Inc.:

We consent to incorporation by reference in the registration statements No. 33-53583, No. 33-31330, and No. 33-108357 on Form S-8 of LaBarge, Inc. of our report dated August 5, 2004, with respect to the consolidated balance sheets of LaBarge, Inc. and subsidiaries as of June 27, 2004, and June 29, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows, and related schedule for each of the years in the three-year period ended June 27, 2004, which report appears in the June 27, 2004 annual report on Form 10-K of LaBarge, Inc.

/s/KPMG LLP

St. Louis, Missouri

September 1, 2004